Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FIRST QUARTER 2014 RESULTS
Total Revenues Increased 1.8%
Revenue Increased 37% in Acceptance Now and Over 67% in Mexico
Diluted Earnings per Share of $0.54, Including a Financing Charge of Approximately $0.03 per Diluted Share Related to Unamortized Financing Costs from a Previous Credit Agreement
______________________________________________
Plano, Texas, April 21, 2014 — Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII), the nation's largest rent-to-own operator, today announced revenues and earnings for the quarter ended March 31, 2014.
First Quarter 2014 Results
Total revenues for the quarter ended March 31, 2014, were $833.7 million, an increase of $14.4 million from total revenues of $819.3 million for the same period in the prior year. This 1.8% increase in total revenues was primarily due to increases of approximately $47.0 million in the Acceptance Now segment and approximately $6.4 million in the Mexico segment, partially offset by a decrease of approximately $37.6 million in the Core U.S. segment. For the quarter ended March 31, 2014, same store sales declined 0.8% as compared to the same period in the prior year, primarily attributable to a 6.1% decrease in the Core U.S. segment, partially offset by increases of 26.1% and 20.3% in the Acceptance Now and Mexico segments, respectively. Of the 6.1% decline in the Core U.S. segment same store sales for the quarter ended March 31, 2014, 3.8% was attributable to rentals and fees same store sales revenue, an improvement of approximately 30 basis points compared to the fourth quarter of 2013, and 2.3% was attributable to merchandise sales same store sales revenue, which are non-recurring in nature.
Net earnings and net earnings per diluted share for the quarter ended March 31, 2014, were $28.9 million and $0.54, respectively, as compared to $46.1 million and $0.79, respectively, for the same period in the prior year. Net earnings and net earnings per diluted share for the quarter ended March 31, 2014, were reduced by a $1.9 million pre-tax charge, and approximately $0.03 per diluted share, respectively, due to a write off of unamortized financing costs from the previous credit agreement as discussed below.
Adjusted net earnings per diluted share for the quarter ended March 31, 2014, were $0.57, when excluding the pre-tax financing charge, as compared to net earnings per diluted share of $0.79, for the quarter ended March 31, 2013. These results include dilution related to the Mexico segment of approximately $0.07 per diluted share for the quarter ended March 31, 2014, and $0.05 per diluted share for the same period in the prior year.
"We are generally pleased with our results in the quarter as we reported total revenues of $834 million, an increase of $15 million year-over-year, and our adjusted net earnings per diluted share of $0.57 exceeded expectations," commented Robert D. Davis, the Chief Executive Officer of Rent-A-Center, Inc. "We remain aware of continued challenges in the macro-economic environment but our focus remains on the execution of the strategy communicated in our February investor day to build shareholder value. Customer demand was down in the Core U.S. segment as expected, but operational improvements to focus on the quality of sales by altering our promotional tactics resulted in a ticket increase compared to the fourth quarter of 2013. We are also executing an additional operational initiative as part of our multi-year program to further improve operating and financial performance in our Core U.S. segment by optimizing our store foot print and consolidating approximately 150 stores by merging those accounts into existing Rent-A-Center stores by the end of the second quarter," Mr. Davis stated.
"Our growth initiatives continue to perform very well. Acceptance Now revenues were over $174 million in the quarter, an increase of 37%, and contributed approximately 21% of our total revenues and approximately 36% of our total operating profit. In addition, we have begun our virtual kiosk test which we believe will further unlock growth for us. Mexico grew revenues over 67% and ended the quarter with 173 locations. While it is still very early in the Mexico City urban store test, we are pleased with the results," concluded Mr. Davis.

2014 Guidance

•	3.0% to 6.0% total revenue growth.

◦	Approximately $695 million contribution from Acceptance Now.

•	Approximately 3.0% to 5.5% same store sales growth.

•	EBITDA in the range of $325 to $345 million.

•	Annual effective tax rate in the range of 37% to 38%.

•	Diluted earnings per share in the range of $2.30 to $2.50, including approximately $0.25 per share dilution related to Mexico.

•	Capital expenditures of approximately $100 million.

•	The Company expects to open approximately 100 domestic Acceptance Now kiosks.

•	The Company expects to open approximately 30 rent-to-own store locations in Mexico.

•
The 2014 guidance does not include the potential impact of any repurchases of common stock the Company may make, changes in future dividends, material changes in outstanding indebtedness, or the potential impact of acquisitions, dispositions or store closures that may be completed or occur after June 30, 2014.

2014 Significant Items
Senior Credit Facility Financing Charge. During the first quarter of 2014, the Company recorded a pre-tax charge of approximately $1.9 million to write off unamortized financing costs from the previous credit agreement closed in July 2011. This financing charge reduced net earnings per diluted share for the quarter ended March 31, 2014, by approximately $0.03.
Store Consolidation Plan Expenses. As part of the Company's multi-year program to improve profitability, the Company evaluated every Core U.S. market in which it operates based on operating results, competitive positioning and growth potential. As a result, the Company will consolidate approximately 150 Core U.S. stores by merging those accounts into existing Rent-A-Center stores by the end of the second quarter.
The store consolidation will result in a pre-tax restructuring expense in the second quarter of approximately $4.0 million related to store fixed assets and other miscellaneous items. The majority of the remaining lease obligations related to the consolidated stores of approximately $8.0 million will be paid out through 2016. Approximately half of the remaining lease obligations will be paid in 2014.

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Rent-A-Center, Inc. will host a conference call to discuss the first quarter results, guidance and other operational matters on Tuesday morning, April 22, 2014, at 10:45 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,170 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,355 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 180 rent-to-own stores operating under the trade name of "Rent-A-Center", "ColorTyme", or "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; economic pressures, such as high fuel costs, affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial performance of the Core U.S. segment or in executing the Company's growth initiatives; the Company's ability to develop and successfully implement virtual or electronic commerce capabilities; our ability to retain the revenue from customer accounts merged into another store location as a result of the store consolidation plan; uncertainties regarding additional costs and expenses that could be incurred in connection with the store consolidation plan; the Company's ability to execute and the effectiveness of the store consolidation; rapid inflation or deflation in prices of the Company's products; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to enhance the performance of acquired stores; the Company's ability to retain the revenue associated with acquired customer accounts; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; our ability to protect the integrity and security of individually identifiable data of our customers and employee; the impact of any breaches in data security or other disturbances to our information technology and other networks; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS
(Unaudited)

(In thousands, except per share data)	Three Months Ended March 31,
	2014		2014	2013 (2)
	Before		After	After
	Significant Items		Significant Items	Significant Items
	(Non-GAAP		(GAAP	(GAAP
	Earnings)		Earnings)	Earnings)
Total Revenues	$833,746		$833,746	$819,281
Operating Profit	59,763		59,763	78,784
Net Earnings	30,061	(1)	28,857	46,133
Diluted Earnings per Common Share	$0.57	(1)	$0.54	$0.79
Adjusted EBITDA	$79,649		$79,649	$98,147

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$48,598	(1)	$46,652	$71,076
Add back:
Finance charges from refinancing	—		1,946	—
Interest Expense, net	11,165		11,165	7,708
Depreciation of Property Assets	19,139		19,139	18,473
Amortization and Write-down of Intangibles	747		747	890

Adjusted EBITDA	$79,649		$79,649	$98,147
(1) Excludes the effects of a $1.9 million pre-tax charge to write off unamortized financing costs from the previous credit agreement closed in July 2011. This financing charge reduced net earnings per diluted share for the quarter ended March 31, 2014, by approximately $0.03.
(2) As discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, we identified errors in accounting for our estimates for rental merchandise reserves and for the allowance for doubtful accounts, resulting in an immaterial overstatement of on rent merchandise and understatements of held for rent merchandise and receivables which affected periods through December 31, 2013. We increased (decreased) previously reported salaries and other expenses, operating profit, income tax expense and net earnings by $0.5 million, $(0.5) million, $(0.2) million and $(0.3) million in our historical financial statement highlights and financial statements for the three-month period ended March 31, 2013, reported herein. We also increased (decreased) previously reported accounts receivable, on rent rental merchandise inventory, held for rent rental merchandise, total assets, total liabilities and stockholders' equity by $4.0 million, $(15.0) million, $1.2 million, $(9.8) million, $(3.7) million and $(6.1) million, respectively, at March 31, 2013.

(In thousands of dollars)	March 31,
	2014	2013 (2)
Cash and Cash Equivalents	$81,012	$82,254
Receivables, net	57,871	50,058
Prepaid Expenses and Other Assets	80,739	64,549
Rental Merchandise, net
On Rent	892,341	817,703
Held for Rent	203,272	217,340
Total Assets	$3,031,063	$2,898,870

Senior Debt	$325,000	$341,285
Senior Notes	550,000	300,000
Total Liabilities	1,668,885	1,410,883
Stockholders' Equity	$1,362,178	$1,487,987

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(In thousands, except per share data)	Three Months Ended March 31,
	2014	2013 (2)
Revenues
Store
Rentals and fees	$694,168	$673,604
Merchandise sales	108,061	113,573
Installment sales	18,356	17,127
Other	4,258	4,760
Franchise
Merchandise sales	7,324	8,833
Royalty income and fees	1,579	1,384
	833,746	819,281
Cost of revenues
Store
Cost of rentals and fees	177,870	167,919
Cost of merchandise sold	79,617	86,299
Cost of installment sales	6,382	5,969
Franchise cost of merchandise sold	7,000	8,416
	270,869	268,603
Gross profit	562,877	550,678
Operating expenses
Salaries and other expenses	457,630	432,191
General and administrative expenses	44,737	38,813
Amortization and write-down of intangibles	747	890
	503,114	471,894

Operating profit	59,763	78,784
Finance charges from refinancing	1,946	—
Interest expense	11,401	8,001
Interest income	(236)	(293)
Earnings before income taxes	46,652	71,076
Income tax expense	17,795	24,943
NET EARNINGS	$28,857	$46,133

Basic weighted average shares	52,795	57,947

Basic earnings per common share	$0.55	$0.80

Diluted weighted average shares	53,020	58,335

Diluted earnings per common share	$0.54	$0.79

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS
(Unaudited)

On January 1, 2014, the Company realigned its reporting structure to include its 18 Canadian stores in the Core U.S. segment, which were previously reported in the International segment. The accompanying prior-year amounts and store counts have been revised to reflect this change, and we now refer to the segment formerly reported as "International" as "Mexico" since only that country's results are reported therein.

(In thousands of dollars)	Three Months Ended March 31, 2014
	Core U.S.	Acceptance Now	Mexico	Franchising	Total
Revenue	$634,763	$174,207	$15,873	$8,903	$833,746
Gross profit	456,589	92,907	11,478	1,903	562,877
Operating profit (loss)	43,857	21,577	(6,277)	606	59,763
Depreciation of property assets	16,037	1,424	1,643	35	19,139
Amortization and write-down of intangibles	605	142	—	—	747
Capital expenditures	18,036	2,784	2,288	—	23,108
Rental merchandise, net
On rent	580,767	293,048	18,526	—	892,341
Held for rent	185,664	6,852	10,756	—	203,272
Total assets	2,565,076	391,844	71,612	2,531	3,031,063

(In thousands of dollars)	Three Months Ended March 31, 2013
	Core U.S.	Acceptance Now	Mexico	Franchising	Total (2)
Revenue	$672,408	$127,163	$9,493	$10,217	$819,281
Gross profit	475,072	67,107	6,698	1,801	550,678
Operating profit (loss)	67,078	15,650	(4,647)	703	78,784
Depreciation of property assets	16,174	1,089	1,190	20	18,473
Amortization and write-down of intangibles	747	143	—	—	890
Capital expenditures	15,052	1,940	2,645	—	19,637
Rental merchandise, net
On rent	581,059	224,231	12,413	—	817,703
Held for rent	207,676	2,920	6,744	—	217,340
Total assets	2,533,845	310,845	52,477	1,703	2,898,870

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY
(Unaudited)

	Location Activity - Three Months Ended March 31, 2014
	Core U.S.	Acceptance Now	Mexico	Franchising	Total
Locations at beginning of period	3,010	1,325	151	179	4,665
New location openings	6	60	22	1	89
Acquired locations remaining open	—	—	—	—	—
Closed locations
Merged with existing locations	19	29	—	—	48
Sold or closed with no surviving location	—	1	—	2	3
Locations at end of period	2,997	1,355	173	178	4,703
Acquired locations closed and accounts merged with existing locations	—	—	—	—	—

	Location Activity - Three Months Ended March 31, 2013
	Core U.S.	Acceptance Now	Mexico	Franchising	Total
Locations at beginning of period	3,008	966	90	224	4,288
New location openings	7	98	20	3	128
Acquired locations remaining open	3	—	—	—	3
Closed locations
Merged with existing locations	16	11	—	—	27
Sold or closed with no surviving location	1	—	—	3	4
Locations at end of period	3,001	1,053	110	224	4,388
Acquired locations closed and accounts merged with existing locations	9	—	—	—	9